Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Medical Technologies, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-139777) on Form F-3 and registration statement (No. 333-138954) on Form S-8 of China Medical Technologies, Inc. of our report dated September 28, 2007, with respect to the consolidated balance sheets of China Medical Technologies, Inc. as of March 31, 2006 and 2007, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2007, which report appears in the March 31, 2007 annual report on Form 20-F of China Medical Technologies, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report. Our report refers to a change in the method of accounting for employee share-based arrangements as required by Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”.

/s/ KPMG

Hong Kong, China

September 28, 2007